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                                                                   Exhibit 10.33


                                    AGREEMENT
                                    ---------

     THIS AGREEMENT is made and entered into effective the 16th day of November, 1996, by and between BARRY GORSUN, of 25 Sundial Avenue, Manchester, New Hampshire 03103, (hereinafter referred to as "Executive"), and SUMMA FOUR, INC. of 25 Sundial Avenue, Manchester, New Hampshire 03103, (hereinafter referred to as the "Company").


                                    RECITALS
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     WHEREAS, Executive is a valued employee of the Company and is currently
Chairman, Chief Executive Officer, President and a member of the Board of Directors of the Company;

     WHEREAS, Executive desires to receive assurances concerning his continued employment and the receipt of severance pay from the Company in the event of his Resignation or Termination from the Company on grounds other than "for cause";

     WHEREAS, the Company desires to secure Executive's services and provide written severance pay assurances to Executive to induce him to continue his service to the Company;

     WHEREAS, the parties hereto desire to promote their mutual interests by imposing certain restrictions and/or obligations on themselves.

     NOW THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

     1. EMPLOYMENT. Executive is employed as Chairman, Chief Executive Officer and President for the period November 16, 1996 through January 1, 1997 or such date as his successor as Chief

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Executive Officer and President begins employment ("Transition Date"). December
31, 1996. His salary during this period of time will remain at $19,750.00 per month, prorated for any portion thereof, for an annual equivalent of $237,000.00. However, the Company will pay additional compensation to reflect Executive's increased responsibility equal to $136.98 per day from November 16, 1996 to the Transition Date paid at the time of his retirement as Chairman.

     Effective on the Transition Date, Executive will retire from his positions as Chief Executive Officer and President but shall remain Chairman and continue as an employee of the Company. Effective on the Transition Date, his salary shall be reduced to $15,625.00 per month for an annual equivalent of $187,500.00. He shall continue in this position until the annual stockholders meeting to be scheduled in July, 1997 at which time he will retire as Chairman and an employee of the Company.

     During the period from the Transition Date until the annual stockholders meeting, Executive will perform those duties assigned to him by the Board of Directors and/or Chief Executive Officer.

     2. BOARD OF DIRECTORS MEMBERSHIP. Executive will continue as a member of the Board of Directors until the next annual stockholders meeting and will be nominated for reelection to the Board at that time. He will be considered an outside director during the period of time he receives retirement compensation payment under section 3 below. He will receive the normal

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compensation of an outside director for his services upon his reelection, but will not receive stock options as a newly elected director as he is continuing as a director. However, he will receive the annual grant of stock options to outside directors beginning with the 1997 annual meeting.

     3. RETIREMENT. Effective with his retirement on the date of the 1997 annual stockholders meeting ("Retirement Date"), Executive shall begin to receive 18 months of retirement pay at the rate of $15,625.00 per month. During this time period Executive will perform such consulting services as the Company shall request up to a maximum of two (2) days a week.

     4. RETIREMENT BENEFITS. Effective on the Retirement Date, the Compensation Committee of the Board will accelerate vesting of Executive's stock options to fully vest those options. The Compensation Committee will also vote to extend Executive's existing life insurance, medical and dental insurance for a period of three years from the Retirement Date. Continuation of disability insurance coverage will be considered by the Committee at that time. On his Retirement Date, Executive will receive payment for 240 hours of accrued carried over vacation time plus any accrued and unused vacation for the period January 1, 1997 until his Retirement Date.

     The Company will transfer ownership of the two facsimile machines, lap top computer, pager and cellular telephone used by Executive to him effective on his Retirement Date.

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     5. SEVERANCE PAYMENTS. In the event that Executive's employment with the
Company is (a) terminated by the Company for any reason other than cause ("Termination"), Executive shall be entitled to receive monthly severance payments from the Company for eighteen (18) months from the date of his Termination, or (b) if Executive shall resign after a new President/Chief Executive Officer has been appointed and at a time when he could not be terminated for cause ("Resignation"), he shall be entitled to receive severance payments from the Company for six (6) months from the date of his Resignation. For purposes of this section, the monthly severance payments to be paid to Executive shall be based upon his annual base salary with the Company as of the date of Resignation or Termination. Additionally, in the event of Executive's Resignation or Termination, the Company will maintain for a period of three (3) years from the date of Resignation or Termination, then existing life, medical, and dental insurance benefits. The Company will consider whether to continue disability insurance coverage at the time of Executive's Resignation or Termination.

     6. BONUS PAYMENT. Executive shall not be entitled to payment of any bonus.

     7. STOCK OPTIONS. In consideration of Executive's long years of service to the Company, in the event of Executive's Resignation or Termination as provided herein, all of Executive's outstanding unvested employee stock options shall vest as of the

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date of Resignation or Termination.

     Additionally, the Company will make available to Executive during calendar 1997 a loan to assist the Executive in exercising his options. The loan will be for the additional income taxes payable as a result of exercising nonqualified options due to expire in July, 1997 and for the amount of the purchase price of the shares plus any alternative minimum tax occasioned by exercising and holding the shares pursuant to exercise of incentive stock options. Executive will execute a promissory note evidencing the loan, bearing interest at the applicable Federal rate and payable at the earlier of one year from the date of loan or the sale of any shares held by Executive as a result of the aforementioned option exercises.

     8. COMPANY DISCLAIMER OF LIABILITY. The Company's payment of severance pay to Executive shall not in any way be construed as an admission by the Company that it has acted wrongfully With respect to Executive, or that Executive has any claims whatsoever against the Company, its officers, employees or agents.

     9. RELEASE BY EXECUTIVE. In consideration of the Company's execution and performance of its obligations under the Agreement, Executive does hereby release, remise and forever discharge the Company, its successors, assigns, officers, directors and employees from any and all causes of action, suit, demand, and claims which arose against the Company during the time of or as a result of Executive's employment with the Company of any nature whatsoever,

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known or unknown, suspected or unsuspected, including age, race, religion or other forms of discrimination; or claims arising out of the Company's right to terminate its employees; or claims for alleged personal injuries, emotional distress and pain and suffering which arose out of Executive's employment with the Company.

     10. DEATH OR DISABILITY. Upon the death of Executive or Executive's total disability as defined under the Company's disability insurance plan, Company shall discontinue all of Executive's payments and benefits under this Agreement and in lieu thereof shall make a lump sum payment to Executive's estate or disabled Executive equal to six months of Executive's then existing salary.

     11. GENERAL PROVISIONS. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements and understandings between the parties hereto pertaining to the subject matter of this Agreement. This Agreement is made under the laws of the State of New Hampshire and shall be construed according to New Hampshire law. This Agreement may only be modified, amended or canceled by a written amendment signed by the parties.

     THE FOREGOING AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. THE SIGNATURES BELOW ATTEST THAT THE PARTIES HAVE CAREFULLY READ THIS AGREEMENT.

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     IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above-mentioned.




SUMMA FOUR, INC.

By:  /s/ Edgar L. Brown, Jr.                /S/ Barry Gorsun
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   Its:                                   BARRY GORSUN